UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2004

Anika Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	000-21326	04-3145961
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

160 New Boston Street, Woburn, Massachusetts		01801
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 932-6616

No Change Since Last Report
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:  Entry into a Material Definitive Agreement.

On December 20, 2004, Anika Therapeutics, Inc. (“Anika” or the “Registrant”) issued a press release (“Press Release”) announcing the signing of a multi-year supply agreement, effective December 15, 2004, with the global eye health company Bausch & Lomb Incorporated  (“Bausch & Lomb”) for viscoelastic products used in ophthalmic surgery.   Under the new agreement, which extends through December 31, 2010, Anika will continue to be the exclusive global supplier (other than with respect to Japan) for Amvisc™ and Amvisc Plus™ to Bausch & Lomb.  The new agreement supersedes an existing supply contract that was set to expire December 31, 2007.  The new contract also provides Anika with a right to negotiate to manufacture future surgical ophthalmic viscoelastic products developed by Bausch & Lomb, while Bausch & Lomb has been granted rights to commercialize certain future surgical ophthalmic viscoelastic products developed by Anika.  The new agreement applies to products sold by Anika to Bausch & Lomb from the beginning of 2004, with a contemplated price increase starting in 2005.  Under the new agreement, Anika is entitled to continue providing surgical viscoelastic products to its existing customers who receive such products currently.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 1.02:  Termination of a Material Definitive Agreement.

As described in Item 1.01 above, on December 15, 2004 Anika and Bausch & Lomb entered into a new multi-year supply agreement for viscoelastic products used in ophthalmic surgery.  This new agreement replaces the existing supply agreement dated as of July 25, 2000 by and between Anika and Bausch & Lomb which had been originally filed as Exhibit 10.1 to the Registrant’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2000 (File No. 001-14027), filed with the Securities and Exchange Commission on November 14, 2000. The old supply agreement was terminated simultaneously with the entering into of the new supply agreement.

Item 9.01:  Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Anika Therapeutics, Inc. on December 20, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ANIKA THERAPEUTICS, INC.

December 20, 2004	By:	/s/ Charles H. Sherwood
Charles H. Sherwood, Ph.D.
Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by Anika Therapeutics, Inc. on December 20, 2004